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                                                                     EXHIBIT 3.1


                            CERTIFICATE OF AMENDMENT

                                       OF

                AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

                                       OF

                       DAISYTEK INTERNATIONAL CORPORATION

                            (A DELAWARE CORPORATION)

It is hereby certified that:

                  1. The name of the corporation (hereinafter called the "Corporation") is Daisytek International Corporation.

                  2. The Amended and Restated Certificate of Incorporation of the Corporation is hereby amended by striking out Article FOURTH of Section 4 thereof and by substituting in lieu of said Article the following new Article
FOURTH:

                           "The total number of shares which the Corporation
                  shall have authority to issue is Thirty One Million (31,000,000) shares, consisting of One Million (1,000,000) shares of Preferred Stock, of a par value of One Dollar ($1.00) per share (hereinafter called "Preferred Stock"), and Thirty Million (30,000,000) shares of Common Stock, of the par value of One Cent ($.01) per share (hereinafter called "Common Stock")."

                  3. The amendment of the Amended and Restated Certificate of Incorporation herein certified has been duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

Signed on August __, 1998.

                                       DAISYTEK INTERNATIONAL CORPORATION


                                       By:
                                            ----------------------------------
                                            Mark C. Layton, President


ATTEST:

By:
     -------------------------------
     Harvey Achatz, Secretary




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